EXHIBIT 12.1

BARNETT & LINN

ATTORNEYS AT LAW

60 Kavenish Drive ● Rancho Mirage, CA 92270

www.barnettandlinn.com

WILLIAM B. BARNETT	TELEPHONE: 442-274-7571

Attorney/Principal	wbarnett@wbarnettlaw.com

March 13, 2023

Board of Directors

Get Real USA, Inc.

38276 Pine Creek Place

Murrieta, CA 92562

Re:	Offering Statement on Form 1-A

Ladies and Gentlemen:

We have been requested by Get Real USA, Inc., a Nevada corporation, ( the “Company”) to render an opinion as to the legality of up to 100,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), to be offered and distributed by the Company pursuant to the Regulation A exemption from registration pursuant to an offering circular filed under the Securities Act of 1933, as amended, by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”).

In connection with this opinion, we have examined the Offering Statement, the Company’s Articles of Incorporation and Bylaws (each as amended to date), copies of the records of corporate proceedings of the Company and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the 100,000,000 Shares being offered by the Company, when, as and if issued and delivered by the Company against payment therefore at a price of $0.05 per share, as described in the Offering Statement, will be legally issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting the foregoing) as of the date hereof..

We hereby consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to our name under the caption “Legal Matters” in the Offering Statement and in the offering circular included in the Offering Statement. We confirm that, as of the date hereof, we own no shares of the Company’s common stock, nor any other securities of the Company.

Sincerely,

/s/ Barnett & Linn
BARNETT & LINN